Exhibit 4.3

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”) is dated February 13, 2008, between Opexa Therapeutics, Inc., a Delaware corporation (the “Company”) and Continental Stock Transfer & Trust Company, acting as warrant agent (the “Warrant Agent”).

WHEREAS, the Company proposes to issue warrants (collectively with any Additional Warrants, the “Series E Warrants”) to acquire up to 4,375,000 shares, subject to adjustment as provided herein, of common stock, $ .50 par value (“Common Stock”), of the Company (collectively, the “Warrant Shares”);

WHEREAS, each Series E Warrant shall represent the right to purchase from the Company, at an initial price of $2.00 per share  (the “Exercise Price”), the number of shares specified on the certificates evidencing the  Series E Warrants (the “Warrant Certificates”); and

WHEREAS, Continental Stock Transfer & Trust Company is willing to serve as the Warrant Agent in connection with the issuance of Warrant Certificates and the other matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Series E Warrants and the respective rights and obligations thereunder of the Company, the Warrant Agent and the record holders from time to time of the Series E Warrants (the “Holders”), the parties hereby agree as follows:

1.            Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in The City of New York are authorized or required by law or other government action to close.

“Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) a Warrant Certificate, (ii) the Form of Election to Purchase attached thereto (with the Warrant Shares Exercise Log attached to it), appropriately completed and duly signed, and (iii) in the case of a Cash Exercise, payment of the Exercise Price in accordance with Section 9 for the number of Warrant Shares so indicated by the Holder to be purchased.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Expiration Date” means the date five years after the Initial Issuance Date.

“Initial Issuance Date” means February 19, 2008.

“Market Price” of a share of Common Stock on any date shall mean, (i) if the shares of Common Stock are traded on the Nasdaq Global Market or Nasdaq Capital Market, the last bid price reported on that date; (ii) if the shares of Common Stock are no longer quoted on Nasdaq and are listed on any other national securities exchange, the last sale price of the Common Stock reported by such exchange on that date; (iii) if the shares of Common Stock are not quoted on a any such market or listed on any such exchange and the shares of Common Stock are traded in the over-the-counter market, the last price reported on such day by the OTC Bulletin Board; (iv) if the shares of Common Stock are not quoted on a any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last price quoted on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); or (v) if none of clauses (i)-(iv) are applicable, then as determined, in good faith, by the Board of Directors of the Company.

“Person” means a corporation, association, partnership, limited liability corporation, organization, business, individual, government or political subdivision thereof or governmental agency.

“Trading Day” means (i) a day on which the shares of Common Stock are traded on the Nasdaq Global Market, Nasdaq Capital Market, New York Stock Exchange or American Stock Exchange on which the shares of Common Stock are then listed or quoted, or (ii) if the shares of Common Stock are not listed on a any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

2.            Form of Warrant Certificates.

(a)            Form.  The Warrant Certificates shall be issued in registered form only as definitive Warrant Certificates and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall bear such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement. Warrant Certificates evidencing Series E Warrants to purchase the number of shares of Common Stock specified on each Warrant Certificate shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, any Vice President, Treasurer or Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b)            Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

(c)            Warrant Register.  The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of Warrant Certificates. Upon the initial issuance of the Warrant Certificates, the Warrant Agent shall issue and register the Warrant Certificates in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Series E Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)            Registration of Transfers.  The Warrant Agent shall register the transfer of any portion of a Warrant Certificate in the Warrant Register, upon surrender of the Warrant Certificate, with the Form of Assignment attached thereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder. The delivery of the New Warrant Certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate.

3.            Term of Series E Warrants.  Subject to the terms of Section 4, Series E Warrants shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Issuance Date to and including the Expiration Date. At 5:00 p.m., Houston time on the Expiration Date, any portion of a Series E Warrant not exercised prior thereto shall be and become void and of no value.

4.            Exercise of Series E Warrants and Delivery of Warrant Shares.

(a)            If an effective registration statement is then available for the issuance of the Warrant Shares and the exercise is permitted in the state of the residence of the registered Holder, a registered Holder may only exercise the Series E Warrants through a cash exercise (a “Cash Exercise”).  If an effective registration statement is not then available for the issuance of the Warrant Shares under the Federal securities laws or the state “blue sky” laws of the state of the residence of the registered Holder, then a registered Holder may exercise the Series E Warrants through either (i) through a cashless exercise (a “Cashless Exercise”) pursuant to Section 4(b) below or (ii) through a Cash Exercise after making customary representations requested by the Company regarding investment intent and accredited status and agreeing to customary transfer restrictions requested by the Company to ensure compliance by the Company with applicable securities laws.

(b)            The Holder shall effect a Cashless Exercise by surrendering Warrant Certificates to the Warrant Agent and noting on the Form of Election to Purchase that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue, or cause to be issued, to the Holder the number of Warrant Shares determined as follows:

X	=	Y x (A-B)/A
where:
X	=	the number of Warrant Shares to be issued to the Holder;
Y	=	the number of Warrant Shares with respect to which the Warrant Certificates are being exercised;
A	=	the Market Price as of the Date of Exercise; and
B	=	the Exercise Price.

(c)            At such times, and upon such representations and agreements, if applicable, upon surrender of a Warrant Certificate and delivery of the Form of Election to Purchase (with the Warrant Shares Exercise Log attached) to the Warrant Agent at its address for notice set forth in Section 14, and, in the case of a Cash Exercise, upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase thereunder (which must be a whole number) in accordance with Section 9 (the “Aggregate Exercise Price”), the Company shall promptly issue and deliver to the Holder a certificate for the Warrant Shares issuable upon such exercise. Any Person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of the relevant Warrant Certificate. For so long as there is a then effective registration statement covering the issuance of the Warrant Shares or if a Holder effects a Cashless Exercise, the Warrant Shares shall be issued free of all restrictive legends, and the Company shall, upon request of the Holder, if available, use commercially reasonable efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If there is not a then effective registration statement covering the issuance of the Warrant Shares and a Holder effects a Cash Exercise, the Warrant Shares shall be issued in certificated form and include customary legends regarding transfer restrictions deemed appropriate by the Company. If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate are purchased on such Date of Exercise, then the Company will execute and deliver to the Holder or its assigns a New Warrant Certificate (dated the date thereof) evidencing the unexercised portion of the relevant Warrant Certificate.

5.            Charges, Taxes and Expenses.  Issuance and delivery of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax, or transfer agent fee in respect of the issuance of such certificates, all of which taxes shall be paid by the Company; provided, however, that the Company shall not be obligated to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Series E Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring any Warrant Certificate or receiving Warrant Shares upon exercise thereof.

6.            Replacement of Warrant Certificate.  If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant Certificate, a New Warrant Certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant Certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

7.            Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of all outstanding Series E Warrants as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all outstanding Series E Warrants (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and be fully paid and nonassessable.

8.            Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of each Series E Warrant then outstanding are subject to adjustment from time to time as set forth in this Section 8.

(a)            Stock Dividends and Splits.  If the Company, (i) pays a stock dividend on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)            Extraordinary Transactions.  If, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer by the Company is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, an “Extraordinary Transaction”), then each Holder’s Series E Warrants will become the right thereafter to receive, upon exercise of his or her Series E Warrants, the same amount and kind of securities, cash or property as such Holder would have been entitled to receive upon the occurrence of such Extraordinary Transaction if it had been, immediately prior to such Extraordinary Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the relevant Series E Warrant (the “Alternate Consideration”) in lieu of Common Stock. The aggregate Exercise Price for each Series E Warrant will not be affected by any such Extraordinary Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Extraordinary Transaction, then each Holder, to the extent practicable, shall be given the same choice as to the Alternate Consideration it receives upon any exercise of his or her Series E Warrant following such Extraordinary Transaction. In addition, at the request of each Holder, upon surrender of such Holder’s Series E Warrant, any successor to the Company or surviving entity in such Extraordinary Transaction shall issue to such Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Each Series E Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Extraordinary Transaction.

(c)            Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section, the number of Warrant Shares that may be purchased upon exercise of each Series E Warrant shall be increased or decreased proportionately, as the case may be, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d)            Calculations.  All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.

(e)            Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 8, the Company at its expense will promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of Warrant Shares or type of Alternate Consideration issuable upon exercise of each Series E Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver to each Holder who makes a request in writing and to the Warrant Agent, a copy of each such certificate.

(f)            Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction. Notwithstanding anything to the contrary in this Section 8(f), the failure to deliver any notice under this Section 8(f) or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Until the exercise of its, his or her Series E Warrant or any portion of such Series E Warrant, a Holder shall not have nor exercise any rights by virtue of ownership of a Series E Warrant as a shareholder of the Company (including without limitation the right to notification of shareholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company other than as provided in this Section 8(f)).

9.            Payment of Exercise Price.  The Holder shall pay the Aggregate Exercise Price by paying, in lawful money of the United States, in cash, certified check or bank draft payable to the order of the Company (or as otherwise agreed to by the Company) delivered to the Warrant Agent together with the Warrant Certificate and Form of Election to Purchase.

10.            Company Call Right.  Notwithstanding any other provision contained in this Warrant Agreement to the contrary, in the event that the average closing bid prices per share of Common Stock, as quoted on the Nasdaq Global Market (or such other exchange or stock market on which the Common Stock may then be listed or quoted) over a period of 20 consecutive Trading Days, equals or exceeds 200% of the Exercise Price (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof), the Company, upon thirty (30) calendar days prior written notice (the “Notice Period”) given to the Holder within 10 Business Days of the end of such 20 consecutive Trading Day period, may call the Series E Warrants, in whole and not in part, at a redemption price equal to $0.01 per share of Common Stock then purchasable pursuant to the Series E Warrants called for redemption. The Holder shall have the right to exercise the Series E Warrants prior to the end of the Notice Period. As of the last day of the Notice Period, any Series E Warrants timely and validly called for redemption by the Company shall terminate and permanently cease to be exercisable and the Holders shall then be entitled only to receive the redemption price.

Notwithstanding the ability of the Company to call the Series E Warrants for redemption, the Company agrees that the Series E Warrants underlying any warrant agreement issued to the underwriters and their designees and transferees in connection with the public offering in which the Series E Warrants were issued will not be subject to the call right and redemption set forth herein.

11.            Holder not Deemed a Stockholder.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Series E Warrants be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares to which Person is then entitled to receive upon the due exercise of the Series E Warrants.

12.            No Fractional Shares.  No fractional shares will be issued in connection with any exercise of a Series E Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Market Price on the Date of Exercise.

13.            Exchange Act Filings.  The Holder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the U.S. Securities and Exchange Commission pursuant to Sections 13 and 16 of the Exchange Act as a result of its acquisition of any Series E Warrant and the Warrant Shares and any future retention or transfer thereof.

14.            Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Houston time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (Houston time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

if to the Company:

Opexa Therapeutics, Inc.
2635 North Crescent Ridge Drive
The Woodlands, Texas 77381
Attn: Chief Financial Officer
Facsimile No.: (281) 872-8585

if to the Warrant Agent:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attention: Office of General Counsel

if to the Holder:

to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 14.

15.            Warrant Agent.

(a)            The Company and the Warrant Agent hereby agree that the Warrant Agent will serve as an agent of the Company as set forth in this Agreement.

(b)            The Warrant Agent shall not by any act hereunder be deemed to make any representation as to validity or authorization of the Series E Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Series E Warrant, or as to the number or kind or amount of securities or other property deliverable upon exercise of any Series E Warrant or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives.

(c)            The Warrant Agent shall not have any duty to calculate or determine any required adjustments with respect to the Exercise Price or the kind and amount of securities or other property receivable by Holders upon the exercise of Series E Warrants, nor to determine the accuracy or correctness of any such calculation.

(d)            The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure by the Company to comply with any of its obligations contained in this Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct or (iv) have any responsibility to determine whether a transfer of a Series E Warrant complies with applicable securities laws.

(e)            The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, any Vice President, the Treasurer, or the Secretary or any Assistant Secretary of the Company and to apply to any such officer for written instructions (which will then be promptly given) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own gross negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

(f)            The Warrant Agent may exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any persons. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement.

(g)            The Company will take such action as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(h)            The Warrant Agent shall act solely as agent of the Company hereunder. The Warrant Agent shall only be liable for the failure to perform such duties as are specifically set forth herein.

(i)            The Warrant Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

(j)            The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance and administration of this Agreement.

(k)            The Warrant Agent, and any shareholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Series E Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(l)            No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent as provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. The Warrant Agent shall, at the Company’s expense, cause to be mailed (by first class mail, postage prepaid) to each Holder of a Series E Warrant at such Holder’s last address as shown on the register of the Company maintained by the Warrant Agent a copy of said notice of resignation or notice of removal, as the case may be. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company fails to do so within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Series E Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 15(l), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

(m)            Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust business shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 15(l) or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder in accordance with Section 14.

16.            Miscellaneous.

(a)            Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the Company, the Warrant Agent and the Holders, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or cause of action under this Agreement.

(b)            Amendments and Waivers.  The Company may, without the consent of the Holders, by supplemental agreement or otherwise, (i) make any changes or corrections in this Agreement that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon the Company in this Agreement; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely affect the interests of Holders of then outstanding Series E Warrants in any material respect. The Company may, with the consent, in writing or at a meeting, of the Holders of outstanding Series E Warrants exercisable for two-thirds of the Warrant Shares, amend in any way, by supplemental agreement or otherwise, this Agreement and/or all of the outstanding Warrant Certificates; provided, however, that no such amendment shall adversely affect any Series E Warrant differently than it affects all other Series E Warrants, unless the Holder thereof consents thereto. The Warrant Agent shall at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 16(b), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective.

(c)            Choice of Law, etc.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)            Interpretation.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e)            Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(f)            Additional Series E Warrants. The Company may from time to time issue additional warrants (the “Additional Warrants”) under this Warrant Agreement, without requiring the consent of any Holder, with the same terms as the warrants initially issued hereunder.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the parties has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

OPEXA THERAPEUTICS, INC.

By:
Name: David B. McWilliams
Title: President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name: John W. Comer, Jr.
Title: Vice President

Signature page to Warrant Agreement

Exhibit A

EXERCISABLE ON OR AFTER FEBRUARY 19, 2008
AND ON OR BEFORE FEBRUARY 19, 2013

No. _________	Series E Warrant to Purchase ________ Shares

Series E Warrant Certificate

WARRANTS TO ACQUIRE COMMON STOCK OF OPEXA THERAPEUTICS, INC.

This Series E Warrant Certificate certifies that, _________________________________, or registered assigns, is the registered holder of a Series E Warrant (the “Warrant”) to acquire from Opexa Therapeutics, Inc., a Delaware corporation (the “Company”), the number of fully paid and non-assessable shares of Common Stock, $.50 par value, of the Company (the “Common Stock”) specified above for consideration equal to $ 2.00 (the “Exercise Price”) per share of Common Stock. The Series E Warrant evidenced by this Series E Warrant Certificate shall not be exercisable after and shall terminate and become void as of 5:00 P.M., Houston time, on February 19, 2013 (the “Expiration Date”).

The Series E Warrant evidenced by this Series E Warrant Certificate is part of a duly authorized issue of warrants expiring on the Expiration Date entitling the Holder hereof to receive shares of Common Stock, and is issued or to be issued pursuant to a Warrant Agreement dated February 19, 2008 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (“Holders” meaning, from time to time, the registered holders of the warrant issued thereunder). To the extent any provisions of this Series E Warrant Certificate conflicts with any provision of the Warrant Agreement, the provisions of the Warrant Agreement shall apply. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company at 2635 North Crescent Ridge Drive, The Woodlands, Texas 77381 Attention: Investor Relations. Capitalized terms not defined herein have the meanings ascribed thereto in the Warrant Agreement.

This Series E Warrant may be exercised, in whole or in part, at any time on or after February 19, 2008 and on or before the Expiration Date, subject to the terms of the Warrant Agreement, by surrendering this Warrant Certificate, with the Form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Aggregate Exercise Price in accordance with Section 9 of the Warrant Agreement in the case of a Cash Exercise. Each exercise must be for a whole number of Warrant Shares. In the event that upon any exercise of the Series E Warrant evidenced hereby the number of shares of Common Stock acquired shall be less than the total number of shares of Common Stock which may be purchased pursuant to this Series E Warrant, there shall be issued to the Holder hereof or such Holder’s assignee a new Series E Warrant Certificate evidencing the unexercised portion of this Series E Warrant.

Exhibit A -- Page 1

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on this Series E Warrant Certificate may, subject to certain conditions, be adjusted, and that upon the occurrence of certain events the number of shares of Common Stock and/or the type of securities or other property issuable upon the exercise of this Series E Warrant shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of this Series E Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Warrant Agreement provides in certain circumstances for a call right on the part of the Company, pursuant to which this Series E Warrant may be terminated.

Series E Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Holder thereof in person or by such Holder’s legal representative or attorney duly appointed and authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Series E Warrant Certificate or Series E Warrant Certificates of like tenor evidencing in the aggregate the right to purchase a like number of Warrant Shares.

Each taker and holder of this Series E Warrant Certificate, by taking or holding the same, consents and agrees that the holder of this Series E Warrant Certificate when duly endorsed in blank may be treated by the Company, the Warrant Agent and all other persons dealing with this Series E Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby or the person entitled to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, provided that until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

This Series E Warrant does not entitle any Holder to any of the rights of a shareholder of the Company.

This Series E Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Series E Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

[The remainder of this page has been left intentionally blank.]

Exhibit A -- Page 2

IN WITNESS WHEREOF, the undersigned have caused this Series E Warrant Certificate to be executed as of the date set forth below.

OPEXA THERAPEUTICS, INC.

By:
Name: David B. McWilliams
Title: President

By:
Name: Lynne Hohlfeld
Title: Chief Financial Officer

Dated:

Countersigned:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Exhibit A -- Page 3

FORM OF ELECTION TO PURCHASE

To Opexa Therapeutics, Inc.:

In accordance with the Series E Warrant Certificate enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to exercise the Series E Warrant with respect to Warrant Shares in accordance with the terms of the Warrant Agreement.

1.            Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

a Cash Exercise;

a Cashless Exercise; or

The Holder understands that any Cashless Exercise is subject to compliance with all the terms of the Warrant Agreement.

2.            Payment of Exercise Price.  If the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall send via wire transfer to the account of the Company the sum of $ ______________ in immediately available funds, which sum represents the Aggregate Exercise Price (as defined in the Warrant Agreement) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Series E Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

Name:	_________________________________

Address:	_______________________________
_______________________________
_______________________________
_______________________________
Social Security or Tax I.D. No.: ______________

Form of Election to Purchase

WARRANT SHARES EXERCISE LOG

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

Warrant Shares Exercise Log

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      the right represented by the within Series E Warrant Certificate to purchase ________________ shares of Common Stock of Opexa Therapeutics, Inc. to which the within Series E Warrant Certificate relates and appoints ________________________________ attorney to transfer said right on the books of Opexa Therapeutics, Inc. with full power of substitution in the premises.

Dated:  __________________, 20_____

(Signature must conform in all respects to name of holder as specified on the front page of the Series E Warrant Certificate)

Address of Transferee:

In the presence of:

Form of Assignment